Exhibit 99.1

COMBIMATRIX CORPORATION REPORTS

RECORD REVENUES FOR 2014 FIRST QUARTER

Prenatal Microarray Test Volumes and Revenues Reach Record Levels,

Up Year-over-Year 60% and 34%, Respectively

Total Microarray Revenue Up Sequentially 9% from Q4 2013 to Q1 2014

IRVINE, California, May 7, 2014 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company specializing in DNA-based testing services for developmental disorders and cancer diagnostics, today announced record total quarterly revenues of $1.82 million for the first quarter ended March 31, 2014, up 13 percent from the first quarter of 2013 and up sequentially 4 percent from the fourth quarter of 2013.  The Company’s core prenatal microarray test volumes in the first quarter of 2014 grew 60 percent to a record of 737 tests from 461 tests in the first quarter of 2013.  Prenatal microarray revenue in the first quarter of 2014 was up 34 percent to a record $1.1 million from $836,000 in the first quarter of 2013.  The Company also reported that its customer base continued to grow, reaching record levels of 150 customers for the first quarter of 2014, compared to 119 customers in the first quarter of 2013.

Sequentially, prenatal microarray testing revenues in the first quarter of 2014 grew 9 percent from the fourth quarter of 2013.  Gross margin for the first quarter of 2014 was 44.2 percent, up from 40.9 percent in the first quarter of 2013.

CombiMatrix President and Chief Executive Officer Mark McDonough said, “We are pleased that we continue to grow and set records in what we consider our key metrics: revenues, testing volumes and number of customers. After nearly rebuilding the entire organization over the past year and strengthening our balance sheet, we are currently in an expansion mode and are investing in our future. We continue to bolster our sales team as we have added 5 new sales representatives toward the end of the first quarter of 2014, bringing us to a total of 12 field sales representatives currently.

“We are continuing to actively recruit talent in key metropolitan markets,” McDonough continued.  “While we are increasing the size of our sales team, we are concurrently expanding our geographic reach. We expect production from these individuals and our various industry and pathology partners to ramp in the second half of this year, particularly in the fourth quarter of 2014.”

Shortly after the end of the first quarter of 2014, CombiMatrix strengthened its medical staff with the addition of a new Chief Medical Officer and a Director of Cytogenetics.  Both of these medical professionals bring outstanding expertise in developmental disorders and prenatal pathology to the Company’s already strong medical team, McDonough noted.

“We have also recently added two professionals to our billing and reimbursement staff and are actively recruiting a leader to drive payer relations.  Meanwhile, we are in the early research and development stage regarding two new complementary products to our current molecular test offerings. We are excited about how these new tests will expand and improve our current suite of services,” McDonough added.  “While it will take time to bring all our resources up to full speed, we believe we have validated our growth strategy, are gaining traction and executing operationally in areas that will payoff in the future, while building a strong enterprise for the long term,” concluded McDonough.

Total operating expenses were $3.8 million in the first quarter of 2014 compared to $3.2 million in the first quarter of 2013.  The increase was driven primarily by increased sales and marketing expenses from expanding the Company’s sales force as well as higher legal defense costs from ongoing litigation.

Net loss was $(2.0 million), or $(0.18) per basic and diluted share, in the first quarter of 2014, compared to a net loss of $(0.7 million), or $(0.30) per basic and diluted share, in the first quarter of 2013.  Net loss in the 2013 first quarter included the effect of a warrant derivative gain of $1.2 million, which did not repeat in the first quarter of 2014.

Net loss attributable to common stockholders for the three months ended March 31, 2014 was $(2.0 million), or $(0.18) per basic and diluted share, compared to a net loss of $(1.3 million), or $(0.59) per basic and diluted share for the first quarter of 2013, which included the effect of dividends from the issuance of Series A and B convertible preferred stock.

Cash, cash equivalents and short-term investments totaled $12.5 million as of March 31, 2014 compared to $14.0 million as of December 31, 2013.  Cash used in operating activities was $(1.57 million) in the first quarter of 2014, compared to $(1.60 million) in the first quarter of 2013.  Management believes the Company has fully mitigated its risk regarding operating as a going concern and now has sufficient cash resources to last well beyond 2014.

Conference Call

CombiMatrix will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern) today to discuss the first quarter 2014 financial results.  To attend the presentation by phone, dial 1-877-407-0784 for domestic callers and 1-201-689-8560 for direct dial or international callers. To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).  A replay of the presentation will be available following the presentation for 30 days, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 13581243.

About CombiMatrix Corporation

CombiMatrix Corporation provides valuable molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in miscarriage analysis, prenatal testing and pediatric genetics, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. CombiMatrix performs genetic testing utilizing a variety of advanced cytogenomic techniques, including chromosomal microarray, standardized and customized fluorescence in situ hybridization (“FISH”) and high-resolution karyotyping. CombiMatrix is dedicated to providing high-level clinical support for healthcare professionals in order to help them incorporate the results of complex genetic testing into patient-centered medical decision making. Additional information about CombiMatrix is available at www.combimatrix.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to:  our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both prenatal and developmental genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales force and our strategic partners; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; litigation; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Media Contact:
Mark McDonough	David Schull or Lena Evans
President & CEO, CombiMatrix Corporation	RussoPartners LLC
Tel (949) 753-0624	(212) 845-4271
david.schull@russopartnersllc.com
Investor Contact:	lena.evans@russopartnersllc.com
mailto:Rene Caron
President
Allen & Caron Inc
(949) 474-4300
rene@allencaron.com

TABLES FOLLOW

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Diagnostic services	$1,790	$1,586
Royalties	32	25
Total revenues	1,822	1,611

Operating expenses:
Cost of services	998	937
Research and development	134	183
Sales and marketing	886	641
General and administrative	1,757	1,373
Patent amortization and royalties	32	60
Total operating expenses	3,807	3,194
Operating loss	(1,985)	(1,583)

Other income (expense):
Interest income	5	—
Interest expense	(16)	(302)
Warrant derivative gain	—	1,199
Total other income (expense)	(11)	897
Net loss	$(1,996)	$(686)

Deemed dividends from issuing Series B convertible preferred stock	$—	$(417)
Series A convertible preferred stock dividends	—	(246)
Net loss attributable to common stockholders	$(1,996)	$(1,349)

Basic and diluted net income (loss) per share	$(0.18)	$(0.30)
Deemed dividends from issuing Series B convertible preferred stock	—	(0.18)
Series A convertible preferred stock dividends	—	(0.11)
Basic and diluted net loss per share attributable to common stockholders	$(0.18)	$(0.59)

Basic and diluted weighted average common shares outstanding	10,926,701	2,314,786

CONSOLIDATED BALANCE SHEET INFORMATION:

	March 31,	December 31,
	2014	2013

Total cash, cash equivalents and short-term investments	$12,496	$14,036
Total assets	$15,598	$16,832
Total liabilities	$2,503	$2,168
Total stockholders’ equity	$13,095	$14,664

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